Exhibit 99.1

CohBar Reports Fourth Quarter 2019 Financial Results and Provides Business Update

Company to host conference call and webcast at 5:00 p.m. ET

MENLO PARK, Calif., March 12, 2020 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics (MBTs) to treat chronic diseases and extend healthy lifespan, today reported its financial results for the fourth quarter ended December 31, 2019.

“We made substantial progress in this past quarter,” said Steven Engle, CohBar’s Chief Executive Officer. “We completed the Phase 1a stage of our ongoing Phase 1a/1b clinical trial of CB4211, initiated the Phase 1b stage, and announced promising preclinical data in two new programs, a novel family of CXCR4 antagonists for cancer and other indications, and anti-fibrotic peptides for the potential treatment of fibrotic diseases such as idiopathic pulmonary fibrosis. We now have five mitochondrial derived peptide programs, up from three last summer. These new data provide additional evidence supporting the breadth of biological effects and therapeutic potential of mitochondrial peptides and strengthen our belief that our platform will continue to identify even more mitochondria based therapeutics going forward.”

Fourth Quarter 2019 and R&D and Business Highlights

●	CB4211 Clinical Study: In November, the company announced the completion of the Phase 1a stage of the company’s ongoing Phase 1a/1b study evaluating the safety, tolerability, and activity of CB4211, and the initiation of recruitment for the Phase 1b stage. The Phase 1b stage is designed to assess the safety, tolerability, and activity of CB4211 in obese subjects with non-alcoholic fatty liver disease (NAFLD). The double-blind, placebo-controlled evaluation will be conducted over four weeks in twenty patients randomized 1:1 to receive either CB4211 or placebo. Assessments will include changes in liver fat as determined by MRI-PDFF, body weight, and biomarkers relevant to NASH and obesity. CohBar has previously presented evidence that the novel mechanism of action of CB4211 enhances insulin effects on fat cells (adipocytes) leading to reduction of liver fat in preclinical models. Clinical data from both stages of the study are expected in the third quarter of 2020.

●	New CXCR4 Inhibitor Program for Cancer and Other Indications: Recently, the company announced its discovery of MBT5 analogs, a novel family of potent and selective peptide inhibitors of the chemokine receptor, CXCR4. Analogs of MBT5 have demonstrated high potency at nanomolar levels in in vitro studies of CXCR4 inhibition in cultured cells. In a difficult to treat in vivo animal model of melanoma, the B16F10 syngeneic tumor model, an analog of MBT5 showed enhanced antitumor activity in combination with the chemotherapeutic agent temozolomide. CXCR4 is overexpressed in more than 75% of cancers and high levels of the receptor are associated with poor survival prognosis.

●	MBT2 Analogs for Fibrotic Diseases: In December, CohBar announced the further demonstration of the therapeutic potential of a novel peptide in a preclinical model of idiopathic pulmonary fibrosis (IPF). In a therapeutic animal model of IPF, CohBar’s peptide analog, MBT2, demonstrated reductions in all parameters of the disease including lung fibrosis, inflammation, and collagen levels. These data further support earlier positive findings in a prophylactic model of IPF. IPF is a chronic, progressive, debilitating and usually fatal interstitial lung disease that affects approximately 100,000 people in the U.S.

CohBar is continuing to refine and evaluate these novel analogs in preclinical models of multiple indications. In addition, the company continues to develop its programs in cancer immunotherapy and type 2 diabetes.

●	Investment Community Outreach: In October 2019, CohBar presented an overview of the company and its clinical development program at the BIO Investor Forum. In January 2020, CohBar met with investors, bankers, and analysts at the JP Morgan Healthcare Conference. In February 2020, CohBar presented at the BIO CEO and Investor conference.

●	Expanded the Company’s Board of Directors: In October 2019, Misha Petkevich, Chief Investment Officer of V2M Capital, joined the CohBar board of directors. Mr. Petkevich’s appointment adds extensive financial and investment expertise. His past experience includes roles at V2M Capital, Robertson Stephens & Co. and Hambrecht & Quist.

During the fourth quarter and subsequent period, Dr. Pinchas Cohen and Dr. Nir Barzilai continued to be recognized as international leaders in the study of mitochondrial science, aging and age-related diseases:

Dr. Cohen received the Irving S. Wright Award of Distinction from the American Federation for Aging Research in New York in November 2019. In addition, he delivered a keynote presentation on “Endocrine Gerontology: from IGFs to Mitochondrial Peptides” at the Annual Meeting of the Gerontological Society of America, in Austin, Texas. Dr. Cohen also published a paper entitled “The mitochondrial-derived peptide MOTS-c is a regulator of plasma metabolites and enhances insulin sensitivity” in the journal Physiological Reports.

Dr. Barzilai delivered keynotes at Harvard’s Boston Pepper Center OAIC Mini-Symposium on Geroscience in Boston in December 2019 and at The Science and Economy of Aging World Economic Forum in Davos, Switzerland in January 2020. In January 2020 he also participated in a panel on aging during the JP Morgan Healthcare Conference and at the Longevity Therapeutics conference. Dr. Barzilai authored two articles in the prestigious Nature Medicine Journal, titled “Undulating changes in human plasma proteome profiles across the lifespan” and “Chronic inflammation in the etiology of disease across the lifespan.” He also authored two papers on the latest advances in aging research and drug discovery in the Journal of Aging, titled “Screening human embryos for polygenic traits has limited utility” and “Varying Effects of APOE Alleles on Extreme Longevity in European Ethnicities.”

Fourth Quarter 2019 Financial Highlights

●	Cash and Investments. CohBar had cash and cash equivalents of $12.6 million as of December 31, 2019, compared to $22.2 million as of December 31, 2018. The cash burn for the quarter ended December 31, 2019, was approximately $2.2 million.

●	R&D Expenses. Research and development expenses were $1.9 million for the three months ended December 31, 2019, compared to $2.1 million in the prior year quarter. The decrease was primarily due to lower clinical and preclinical costs in the quarter, partially offset by an increase in costs associated with CohBar’s research programs focused on the continuing development of peptides.

●	G&A Expenses. General and administrative expenses were $1.7 million for the three months ended December 31, 2019, compared to $2.0 million in the prior year quarter. The decrease in general and administrative expenses was primarily due to severance and non-cash stock-based compensation costs related to the termination of CohBar’s former CEO in the prior year period and a decrease in recruiting fees, partially offset by an increase in payroll related accruals, legal fees and D&O insurance premiums.

●	Net Loss. For the three months ended December 31, 2019, net loss, which included $0.7 million of non-cash expenses, was $3.7 million, or $0.09 per basic and diluted share. For the three months ended December 31, 2018, net loss, which included $1.0 million of non-cash expenses, was $4.2 million, or $0.10 per basic and diluted share.

Fourth Quarter Investor Call and Slide Presentation:

Date: March 12, 2020
Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13698823

Slide Presentation

-	Go to www.webex.com, click on the ‘Join’ button and enter meeting number 925 797 732 and Password CWBR, or
-	Go to www.cohbar.com and click on Q4 2019 Shareholder Presentation at top of homepage.

We kindly request that you please call into the conference audio and log into Webex approximately 10 minutes prior to the start time so that we can begin promptly.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on March 12, 2020, through 11:59 p.m. Eastern Time on April 2, 2020. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 13698823. The audio recording along with the slide presentation will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring mitochondrial-derived peptides within the mitochondrial genome that regulate metabolism and cell death, and whose biological activity declines with age. To date, the company has discovered more than 100 mitochondrial-derived peptides. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases, including nonalcoholic steatohepatitis (NASH), obesity, fibrotic diseases, cancer, type 2 diabetes, and cardiovascular and neurodegenerative diseases. The company’s lead compound, CB4211, is in the Phase 1b stage of a Phase 1a/1b clinical trial for NASH and obesity. In addition, CohBar has four preclinical programs, including two in cancer, one in fibrotic diseases and one in type 2 diabetes.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements which are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements including but not limited to statements regarding anticipated outcomes of research and clinical trials for our mitochondria based therapeutic (MBT) candidates; expectations regarding the growth of MBTs as a significant future class of drug products; expectations regarding the timing and progression of our CB4211 clinical trial and the expected timing of delivery of data; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs and MBTs. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable than and that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; and our ability to establish and maintain partnerships with corporate and industry partners. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

CohBar, Inc.

Balance Sheets

	As of
	December 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$12,563,853	$5,722,342
Investments	-	16,460,426
Prepaid expenses and other current assets	361,311	260,630
Total current assets	12,925,164	22,443,398
Property and equipment, net	523,677	520,740
Intangible assets, net	19,154	20,233
Other assets	64,242	56,793
Total assets	$13,532,237	$23,041,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$444,776	$1,142,735
Accrued liabilities	916,692	351,813
Accrued payroll and other compensation	677,755	667,661
Total current liabilities	2,039,223	2,162,209
Notes payable, net of debt discount and offering costs of $546,312 and $986,163 as of December 31, 2019 and 2018, respectively	3,356,188	2,916,337
Total liabilities	5,395,411	5,078,546

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of December 31, 2019 and 2018, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 43,069,418 shares as of December 31, 2019 and 42,578,208 as of December 31, 2018	43,069	42,578
Additional paid-in capital	61,087,082	57,868,593
Accumulated deficit	(52,993,325)	(39,948,553)
Total stockholders’ equity	8,136,826	17,962,618
Total liabilities and stockholders’ equity	$13,532,237	$23,041,164

CohBar, Inc.

Statements of Operations

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,897,908	2,085,662	6,631,928	10,034,613
General and administrative	1,671,883	2,009,604	5,951,106	5,299,717
Total operating expenses	3,569,791	4,095,266	12,583,034	15,334,330
Operating loss	(3,569,791)	(4,095,266)	(12,583,034)	(15,334,330)

Other income (expense):
Interest income	41,727	93,796	290,313	185,614
Interest expense	(78,692)	(78,692)	(312,200)	(231,999)
Amortization of debt discount and offering costs	(109,963)	(109,963)	(439,851)	(325,150)
Total other expense	(146,928)	(94,859)	(461,738)	(371,535)
Net loss	$(3,716,719)	$(4,190,125)	$(13,044,772)	$(15,705,865)
Basic and diluted net loss per share	$(0.09)	$(0.10)	$(0.30)	$(0.38)
Weighted average common shares outstanding - basic and diluted	42,964,881	42,557,400	42,816,616	41,254,411